UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2007
HELIX BIOMEDIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	033-20897-D	91-2099117
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)
22118 20th Avenue SE, Suite 204
Bothell, Washington 98021
(425) 402-8400
(Address and telephone number of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 28, 2007, Helix BioMedix, Inc. (the “Company”), upon approval by the Compensation Committee of the Company’s Board of Directors, entered into amendments to the employment agreements of each of the following executive officers of the Company in order to provide each such executive officer with a comparable severance package upon termination of employment by the Company (subject to the terms and conditions of each respective employment agreement), including six months of such executive officer’s annual base salary, net of up to 50% of any compensation received by such executive officer in connection with any subsequent employment within a reasonable time after termination:
R. Stephen Beatty – President and Chief Executive Officer
Dr. Timothy J. Falla – Vice President and Chief Scientific Officer
David H. Kirske – Vice President and Chief Financial Officer
The aforementioned employment agreement amendments had been considered and approved by the Compensation Committee in May 2007 and are effective as of June 15, 2007. Copies of the employment agreement amendments are being filed as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Jack Clifford has been appointed to the Company’s Board of Directors as a Class III Director effective as of August 23, 2007. In connection therewith, the Compensation Committee of the Board of Directors, in accordance with the Company’s established director compensation policy, intends to grant to Mr. Clifford non-qualified stock options to purchase up to 25,000 shares of the Company’s Common Stock pursuant to the Company’s 2000 Stock Option Plan at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant, which options shall be fully vested as of the date of grant.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Third Amendment to Employment Agreement by and between Helix BioMedix, Inc. and R. Stephen Beatty

99.2	Third Amendment to Employment Agreement by and between Helix BioMedix, Inc. and Dr. Timothy J. Falla

99.3	First Amendment to Employment Letter Agreement by and between Helix BioMedix, Inc. and David H. Kirske
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX BIOMEDIX, INC.

Dated: August 29, 2007	By:	/s/ R. Stephen Beatty

R. Stephen Beatty
President and Chief Executive Officer